SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                   ----------


                           MORGAN STANLEY FINANCE PLC
                           --------------------------
             (Exact name of registrant as specified in its charter)

         ENGLAND                                           Not Applicable
---------------------------------                      ----------------------
(State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                      Identification Number)


                                 25 Cabot Square
                             London E14 4QA England
                    ----------------------------------------
                    (Address of principal executive offices)





Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                                                Name of each exchange on which
to be so registered                                                each class is to be registered
-------------------                                                ------------------------------

8.03% Capital Units, each consisting of (i) an 8.03%               New York Stock Exchange, Inc.
Subordinated Debenture due February 28, 2017 of
Morgan Stanley Finance plc, (ii) a full and
unconditional subordinated guarantee of the
Subordinated Debenture by Morgan Stanley Group
Inc., and (iii) a purchase contract issued by Morgan
Stanley Group Inc. requiring the holder thereof to
purchase one Depositary Share, representing
ownership of five (5) shares of Morgan Stanley
Group Inc.'s 8.03% Cumulative Preferred Stock,
without par value, stated value $200.00 per share.


Securities to be registered pursuant to Section 12(g) of the Act:  None

                  INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1.           Description of the Registrant's Securities to be Registered.
                  -----------------------------------------------------------
                  8.03% Capital Units, each consisting of (i) an 8.03% Subordinated Debenture due February 28, 2017 (the "Subordinated Debenture") of Morgan Stanley Finance plc (the "Company"), (ii) a full and unconditional subordinated guarantee of the Subordinated Debenture by Morgan Stanley Group Inc. ("MS Group") and (iii) a purchase contract issued by MS Group requiring the holder thereof to purchase one depositary share ("Depositary Share"), representing ownership of five (5) shares of MS Group's 8.03% Cumulative Preferred Stock ("Cumulative Preferred Stock"), without par value, stated value $200.00 per share. The Capital Units will be governed by a Capital Unit Agreement among the Company, MS Group, The Chase Manhattan Bank and the holders from time to time of Capital Units.

                  The descriptions of the Capital Units set forth under the captions (i) "Description of the Capital Units" in the Prospectus dated July 19, 1995 (the "Prospectus") that is part of the Registrant's Registration Statement on Form S-3 (Registration No. 33-58611), and (ii) "Prospectus Summary -- The Offering -- The Capital Units" and "Description of the Capital Units" in the Prospectus Supplement dated December 13, 1996 (the "Prospectus Supplement"), each as filed by the Registrant pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on July 27, 1995 and December 16, 1996, respectively, are incorporated herein by reference. The description of the Subordinated Debentures set forth under the caption "Description of Debt Securities of MS plc" in the Prospectus is incorporated herein by reference. The sections entitled "Recent Tax Proposals" and "Certain Tax Considerations" included in the Prospectus Supplement are incorporated herein by reference.


Item 2.           Exhibits.
                  --------
              2.1 Memorandum and Articles of Association of the Company (previously filed as an exhibit to the Company's Registration Statement on Form 8-A (File No. 1-11279) and incorporated herein by this reference).

              2.2 Form of Capital Unit Agreement among the Company, MS Group, The Chase Manhattan Bank and the holders from time to time of Capital Units

                     (previously filed as an exhibit to MS Group's Registration Statement on Form 8-A (File No. 1-9085) and incorporated herein by this reference).

              2.3. Subordinated Indenture among the Company, MS Group and The Chase Manhattan Bank (formerly known as Chemical Bank) dated as of November 15, 1993 (previously filed as an exhibit to the Company's Current Report on Form 8-K dated December 1, 1993 (File No. 1-11279) and incorporated herein by this reference).

                                    SIGNATURE


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            MORGAN STANLEY FINANCE PLC
                                              (Registrant)



                                            By: /s/Richard S. Rosenthal
                                                -----------------------
                                                Richard S. Rosenthal
                                                Director






Date: December 16, 1996